Item 77C
Morgan Stanley Global Advantage Fund
Results of Special Shareholder Meeting

On August 1, 2006, a Special Meeting of Shareholders of the
Fund was scheduled in order to vote on the proposals set
forth below. The proposals failed to obtain the necessary
quorum in order to hold the meeting, and, therefore, the
meeting was adjourned until August 23, 2006 and later
adjourned to September 27, 2006, to permit further
solicitation of proxies. The meeting was held on September
27, 2006 and the voting results with respect to these
proposals were as follows:

(1) Election of Directors:

                                       For    Withho  Absta   BNV*
                                                ld      in
Frank L. Bowman...................   14,393,2  700,96      0     0
                                           15       4
Kathleen A.                          14,378,6  715,50      0     0
Dennis...................                  75       4
James F.                             14,387,6  706,51      0     0
Higgins.....................               64       5
Joseph J.                            14,389,6  704,53      0     0
Kearns.....................                44       5
Michael F.                           14,389,7  704,41      0     0
Klein.....................                 66       3
W. Allen Reed.....................   14,386,4  707,70      0     0
                                           75       4
Fergus Reid.......................   14,366,5  727,63      0     0
                                           47       2

(2) Elimination of certain fundamental investment
restrictions:

                                        For    Agains Abstai   BNV*
                                                 t      n
Elimination of the fundamental        12,222,  667,43 550,49  1,653,
policy restricting the Fund's             855       7      2     394
ability to pledge
assets........................
Elimination of the fundamental        12,268,  637,41 534,70  1,653,
policy restricting purchases of           665       0      9     394
securities on
margin..................
Elimination of the fundamental        12,308,  590,48 541,46  1,653,
policy prohibiting investments for        833       5      6     394
purposes of exercising control
.................

(3) Modify certain fundamental investment restrictions:

                                      For    Again   Absta    BNV*
                                               st     in
Modify fundamental policy           12,345,6  580,7  514,4   1,653,3
regarding                                 15     56     13        94
diversification..............
Modify fundamental policy           12,251,8  650,3  538,6   1,653,3
regarding borrowing money.....            05     26     53        94
Modify fundamental policy           12,249,4  647,0  544,2   1,653,3
regarding loans..........                 64     56     64        94
Modify fundamental policy           12,284,1  619,3  537,2   1,653,3
regarding investment in                   79     36     69        94
commodities, commodity contracts
and futures
contracts.................
Modify fundamental policy           12,321,0  597,0  522,7   1,653,3
regarding issuance of senior              34     04     46        94
securities.......................

(4) Reclassify certain fundamental policies as non-
fundamental policies:

                                      For    Again   Absta    BNV*
                                               st     in
Reclassification as non-            12,223,4  679,8  537,5   1,653,3
fundamental the fundamental policy        31     06     47        94
regarding the short sale of
securities..............

* Broker "non-votes are shares held in street name for which the broker indicates that instructions have not been
received from the beneficial owners or other persons
entitled to vote and for which the broker does not have
discretionary voting authority.